Exhibit 10.2

VERITAS DGC INC.

GLOBAL MANAGEMENT INCENTIVE PLAN

(Including all amendments through October 4, 2004)

VERITAS DGC INC.
GLOBAL MANAGEMENT INCENTIVE PLAN

WHEREAS, Veritas DGC Inc. maintains the Veritas DGC Inc. Global Management Incentive Plan (the “Plan”) for its key executives so as to offer short-term rewards to focus participants on key business goals that they can impact, reward the participants when outstanding financial performance is achieved and share in Veritas DGC Inc.’s profitability; and

WHEREAS, it is intended that the Plan shall constitute a program described in Department of Labor Regulation section 2510.3-2(c) that is exempt from coverage under the Employee Retirement Income Security Act of 1974, as amended;

NOW, THEREFORE, Veritas DGC Inc. agrees as follows:

VERITAS DGC INC.

GLOBAL MANAGEMENT INCENTIVE PLAN

TABLE OF CONTENTS

Section
ARTICLE I - PURPOSE

ARTICLE II - DEFINITIONS

Award Period	2.1
Base Salary	2.2
Board	2.3
Bonus Percentage	2.4
Business Goal	2.5
Business Goal Weight	2.6
Code	2.7
Committee	2.8
Company	2.9
Disability	2.10
Dollar or $	2.11
Financial Goal	2.12
Fiscal Year	2.13
FMLA	2.14
Mid-Year Financial Goals	2.15
Overachievement Performance Level	2.16
Participant	2.17
PBT	2.18
Performance Award	2.19
Performance Goals	2.20
Plan	2.21
Profit Plan	2.22
Retirement	2.23
ROI	2.24
Separation From Service	2.25
Target Bonus Percentage	2.26
Target Performance Level	2.27
Threshold Performance Level	2.28

ARTICLE III - ELIGIBILITY

ARTICLE IV - PERFORMANCE AWARDS

Grants of Performance Awards	4.1
Establishment of Financial Goals and Business Goals	4.2
Determination of Amounts Payable Under Performance Awards	4.3
Form and Time of Payment Under Performance Awards	4.4
Requirement of Employment on Payment Dates	4.5

iii

Amounts Payable Upon the Death Disability or Retirement of the Participant	4.6
Employment Status Changes	4.7
No Interest on Performance Awards	4.8
Payment on Death of Participant	4.9

ARTICLE V - ADMINISTRATION

General	5.1
Powers of the Committee	5.2
Committee Discretion	5.3
Disqualification of Committee Member	5.4

ARTICLE VI - AMENDMENT AND/OR TERMINATION

ARTICLE VII - FUNDING

Payments Under the Plan Are the Obligation of the Company	7.1
Participants Must Rely Only on General Credit of the Company	7.2
Unfunded Arrangement	7.3

ARTICLE VIII - MISCELLANEOUS

No Employment Obligation	8.1
Tax Withholding	8.2
Indemnification of the Committee	8.3
Gender and Number	8.4
Headings	8.5
Other Compensation Plans	8.6
Employment Agreements	8.7
Nonalienation of Benefits	8.8
Governing Law	8.9

iv

ARTICLE 1

PURPOSE

The purpose of the Plan is to provide short-term rewards paid to Participants so as to focus such Participants on key business goals that they can impact, reward the Participants when outstanding financial performance is achieved and share in Veritas DGC Inc.’s profitability.

ARTICLE 2

DEFINITIONS

2.1                                 “Award Period” means the Mid-Year Award Period and the Year-End Award Period.  The “Mid-Year Award Period” means the period commencing August 1 of each Fiscal Year and ending the following January 31, and the “Year-End Award Period” means the period commencing February 1 of each Fiscal Year and ending the following July 31.

2.2                                 “Base Salary” means a Participant’s base compensation during the Fiscal Year as adjusted for increases during the Fiscal Year as described below, and shall not include overtime, bonuses, stock option income, incentive compensation, reimbursements of expenses and allowances, fringe benefits (cash and non-cash), moving expenses, welfare benefits and other special payments, fees, allowances or extraordinary compensation.  A Participant’s Base Salary will be prorated by month for purposes of the Plan.  If a Participant’s Base Salary changes on or before the 15th of the month, the Participant’s new Base Salary will be used for that month for purposes of calculating the Participant’s Performance Award.  If a Participant’s Base Salary changes after the 15th of the month, the Participant’s new Base Salary will not be used for that month for purposes of calculating the Participant’s Performance Award.

2.3                                 “Board” means the Board of Directors of the Company.

2.4                                 “Bonus Percentage” means the percentage of Base Salary that the Company uses to determine a Participant’s Performance Award as determined under Section 4.3 hereof.

2.5                                 “Business Goal” means the levels of business performance or business goals established by the Board, Committee, or Company’s CEO or COO.  A Business Goal must be measurable and may be assigned based on individual, division-wide or corporate-wide criteria.

2.6                                 “Business Goal Weight” shall have the meaning assigned to that phrase in Section 4.2 hereof.

2.7                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8                                 “Committee” means the Compensation Committee of the Board.

2.9                                 “Company” means Veritas DGC Inc.

2.10                           Disability” means the Separation From Service of a Participant due to a medically determinable mental or physical impairment which, in the opinion of a physician selected by the Committee, shall prevent the Participant from engaging in any substantial gainful activity and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months and which (a) was not contracted, suffered or incurred while the Participant was engaged in, or did not result from having engaged in, a felonious criminal enterprise; (b) did not result from addiction to narcotics; (c) did not result from an injury incurred while a member of the Armed Forces of the United States for which the Participant receives a military pension; and (d) did not result from an intentionally self-inflicted injury.

2.11                           “Dollars” or “$” means United States dollars.

2.12                           “Financial Goal” means the levels of financial performance or financial goals established by the Board, Committee, or Company’s CEO or COO.  A Financial Goal must be measurable and may be assigned based on division-wide or corporate-wide criteria.  The Financial Goal(s) shall be contained in the Profit Plan.

2.13                           “Fiscal Year” means August 1 through July 31.

2.14                           “FMLA” means the United States Family Medical Leave Act, as it may be amended from time to time.

2.15                           “Mid-Year Financial Goals” means Financial Goals based upon financial measures calculated from the first six months of the Company’s Fiscal Plan.

2.16                           “Overachievement Performance Level” means that Performance Level as described in Section 4.3.

2.17                           “Participant” means a person who is granted a Performance Award.

2.18                           “PBT” means profit before taxes as indicated in the Company’s consolidated financial statements for VDGC Consolidated or a division, as applicable, for the relevant period.

2.19                           “Performance Award” means an incentive compensation opportunity granted under the Plan.

2.20                           “Performance Goals” means the criteria established by the Board, the Company’s CEO or COO, as applicable, for a Fiscal Year as the basis for determining the amount payable to a Participant under a Performance Award.

2.21                           “Plan” means the Veritas DGC Inc. Global Management Incentive Plan set forth in this document, as amended from time to time.

2.22                           “Profit Plan” means the profit plan for the Company and for each division of the Company as approved by the Board.  Any changes to the Profit Plan used for the calculation of Performance Awards under the Plan must be approved by the Board.

2.23                           “Retirement” means the Separation From Service of a Participant after he has attained the age of 62 years with at least 10 years of service with the Company.

2.24                           “ROI” means Return on Investment as calculated from the Company’s consolidated financial statements for the Company (referred to as “VDGC Consolidated”) for the relevant period.

2.25                           “Separation From Service” means the termination of the employment relationship between the Participant and the Company and entities that are treated as a single employer together with the Company under section 414 of the Code for certain employee benefit purposes.

2.26                           “Target Bonus Percentage” means the percentage of Base Salary that the Company intends to pay the Participant as set forth in Section 4.2 hereof.  If a Participant’s Target Bonus Percentage changes during a Fiscal Year, the Target Bonus Percentage will be prorated monthly, with the same proration rules as those used for Base Salary as set forth in Section 2.2 hereof.

2.27                           “Target Performance Level” means that Performance Level as described in Section 4.3.

2.28                           “Threshold Performance Level” means that Performance Level as described in Section 4.3.

ARTICLE 3

ELIGIBILITY

The individuals who shall be eligible to receive Performance Awards during a Fiscal Year shall be those full-time officers of the Company and such other employees as recommended by the CEO to the Committee or as designated by the Committee; provided, however, that any such employee who participates in any other bonus plan maintained by the Company shall not be eligible to participate in this Plan.

ARTICLE 4

PERFORMANCE AWARDS

4.1                                 Grants of Performance Awards.  The Board or Committee may grant a Performance Award to an eligible Participant.  Performance Awards may vary among Participants.  The fact that a Participant is granted a Performance Award during a Fiscal Year shall not entitle him to have another Performance Award granted to him during any other Fiscal Year.  The Committee shall retain documentation relating to all Performance Awards and the applicable Performance Goals.

4.2                                 Establishment of Financial Goals and Business Goals.  The Board shall assign a percentage weight of importance for the Financial Goals (“Financial Goal Percentage”) and the Business Goal(s) (“Business Goal Percentage”) taken into account under a Performance Award.   Until changed by the Committee, the following weights apply:

	Financial Goal 1	Financial Goal 2	Business Goals
Officers of the Company	37.5%	37.5%	25%
Division Participants	37.5%	37.5%	25%

The Business Goal portion of a Performance Award will be calculated separately from Financial Goal portion of a Performance Award, unless the average achievement of the Financial Goals is above 100%.  If this is the case, the portion of the Performance Award based on Business Goals will be paid at the level of achievement of the Financial Goals.

If the Board or Committee, in its sole discretion, determines that a Business Goal cannot be attained because of circumstances beyond the individual Participant’s control, the portion of the Participant’s Performance Award based on that Business Goal shall be calculated based on Financial Goals.

4.3                                 Determination of Amounts Payable Under Performance Awards.  The potential amount payable under a Performance Award granted to a Participant for a Fiscal Year, if any, shall be determined by the Committee in its sole discretion based upon the attainment of Performance Goals established by the Committee.

(a)                                  Amount of Performance Award.  A Participant’s Performance Award under the Plan shall be calculated by multiplying the Participant’s Bonus Percentage (as determined under this section 4.3) times the Participant’s Base Salary.

(i)                                     Mid-Year Period Performance Awards.  A Mid-Year Period Performance Award shall be based solely on Mid-Year Financial Goals.  The maximum amount that may be paid under a Mid-Year Period Performance Award is 50% of the target amount applicable to the Financial Goals.  If the planned PBT for the Mid-Year Period is $0 or less, no Mid-Year Period Performance Award relating to the PBT Goal shall be awarded.

(ii)                                  Year-End Period Performance Awards.  A Year-End Period Performance Award shall be based on achievement of Financial and the Business Goals.  A Year-End Period Performance Award shall be determined by calculating a Participant’s Performance Award for the Fiscal Year and subtracting the amount of the Participant’s Mid-Year Period Performance Award, if any.

(b)                                 Bonus Percentage.  Until the Board or Committee determines otherwise, the following Target Bonus Percentages shall apply to the Participants who hold the following positions:

Target Bonus Percentage	Position
75%	CEO
60%	COO & CFO
50%	Other Participants

As soon as administratively practicable after the relevant Award Period, the Committee will ascertain the extent to which the Performance Goals applicable to Performance Awards made for that Award Period have been achieved.  The Company shall retain with the records of the Company documentation of its conclusions, and the basis for its conclusions, concerning the extent to which Performance Goals were achieved.  Subject to Sections 4.5 and 4.6, if the Committee certifies that a Participant has achieved his Performance Goals he shall be entitled to receive a Performance Award with respect to such Performance Goals in an amount determined as follows:

(i)                                     PBT Goals.  A Participant’s Bonus Percentage will increase or decrease based on the attainment of the relevant PBT Goal in accordance with the following schedule:

PBT Goal	Threshold Performance Level (PBT)	Target Performance Level (PBT)	Overachievement Performance Level (2 X Target) (PBT)
$0 - $10,000,000	75%	100%	175%
$10,000,000 - $20,000,000	75%	100%	150%
>$20,000,000	75%	100%	125%

The Threshold Performance Level must be must be attained for a Participant to be entitled to receive a Performance Award based on the Financial Goals.  If the Threshold Performance Level is attained, a Participant will earn 25% of their Target Bonus as it relates to that portion of their Performance Award.  The portion of a Performance Award based on a PBT Goal is earned separately from the attainment of the ROI Goal. The maximum payout under a Performance Award is two times (2X) the Target Bonus.

If the relevant annual PBT Goal as submitted to and approved by the Board is $0 or less, the following rules shall apply:

(1)                                  the PBT Goal must be earned before any Performance Award related to the relevant PBT Goal is paid, and

(2)                                  the maximum payout is the Target Bonus.

(ii)                                  ROI Goals.  The portion of a Performance Award based on the ROI Goal will increase or decrease based on the attainment of the relevant ROI Goal, as determined by the Board or the Committee.  The Threshold Performance Level must be attained for a Participant to be entitled to receive a Performance Award based on the ROI Goal.  If the Threshold Performance Level is attained, a Participant will earn 25% of their Target Bonus as it relates to that portion of their Performance Award.  The portion of a Performance Award based on an ROI Goal is earned separately from the attainment of the PBT Goal(s). The maximum payout under a Performance Award is two times (2X) the Target Bonus.

The Target Performance Level for ROI will be equal to the ROI planned in the Profit Plan, but the Threshold and Overachievement Performance Levels for ROI will be set by the Board.

If the planned ROI is 0% or less, the Committee may:

(1)                                  eliminate the ROI goal and replace it by increasing the weighting of the PBT goal, or

(2)                                  establish a ROI target higher than the planned percentage, and establish related Threshold and Overachievement levels.

(iii)                               Business Goals.  The portion of a Performance Award based on a Business Goal is earned separately from the attainment of the Financial Goals unless the Financial Goals are exceeded.  If the Financial Goals are exceeded, the portion of the Performance Award based on the Business Goals will be calculated based on the level of achievement of the Financial Goals.

4.4                                 Form and Time of Payment Under a Performance Award.

(a)                                  Form of Payment.  Except as provided below, Performance Awards shall be paid in a single sum in cash unless otherwise determined by the Board or the Committee.  The Board or Committee may determine that some or all Participants shall receive all or a portion of their Performance Award in shares of the Company’s common stock.  For those periods when Performance Awards would otherwise be made in cash, the Board or Committee may permit Participants the opportunity to receive all or part of their Performance Award in shares of the Company’s common stock.  The number of shares distributed under a Performance Award shall be calculated by dividing the dollar amount of that portion of the Performance Award that is awarded in shares by the fair market value of a share of the Company’s common stock rounded down to whole shares.  For these purposes, the fair market value of a share of the Company’s common stock shall be the closing price for such stock on the New York Stock Exchange on the last trading day prior to the date fixed by the Board or the Committee, in their sole discretion.

(b)                                 Time of Payment.  Except with respect to the portion of a Performance Award that is paid in shares of the Company’s common stock, if the Committee certifies that a Participant is entitled to a Performance Award for an Award Period, the Company shall pay the award no later than the following dates:  (1) for a Performance Award relating to a Mid-Year Award Period, at such time following the end of such Mid-Year Award Period as the Committee shall determine, or (2) for a Performance Award relating to a Year-End Award Period, at such time following the end of such Year-End Award Period as the Committee shall determine.  Payment of all or a portion of a Performance Award in shares of the Company’s common stock shall be made as soon as administratively practicable following the dates provided in the first sentence of this Section 4.4.

4.5                                 Requirement of Employment on Payment Dates.  Subject to Section 8.7, no amount is payable under a Performance Award to a Participant who has incurred a Separation From Service prior to the date the Performance Award is paid, unless the Separation From Service is due to the death, Disability or Retirement of the Participant.

4.6                                 Amounts Payable Upon the Death, Disability or Retirement of the Participant.  Subject to Section 8.7, if a Participant incurs a Separation From Service due to his death, Disability or Retirement during a Fiscal Period for which a Performance Award was granted to him, the amount payable to the Participant or his estate shall be the amount determined under Section 4.3 above multiplied by a fraction, the numerator of which is the number of days during the Fiscal Year that have elapsed prior to his Separation From Service and the denominator of which is 365.

4.7                                 Employment Status Changes.  Subject to Section 8.7, the following rules shall apply with regard to an employment status change:

(a)                                  Leaves of Absence.  Any United States Participant who is on a paid leave of absence or a leave of absence covered under FMLA will earn Performance Award dollars during the leave period.  Any Participant on an unpaid leave of absence not covered under FMLA, will not earn Performance Award dollars during the leave period.  Awards and training hours will be calculated on a pro-rata basis for the period of time actually worked for each Award Period.  The Company CEO must approve any exceptions to these rules in advance.

(b)                                 New Hires or Promotions.  Participants who are hired or promoted into positions that would qualify for the Plan will be eligible to participate in the Plan on a pro-rata basis depending on their month of hire or promotion.

A Participant who is hired after the start of a Fiscal Year will be eligible to participate in the Plan with the approval of the Company’s CEO.  The Performance Award will be calculated on a pro-rata basis depending on their month of hire.  Participants who enter the Plan on or before the 15th of the month will receive full credit for that month. Participants who enter the Plan after the 15th of the month will receive no credit for that month.  If a Participant enters the Plan during the last quarter of the Fiscal Year, the requirement of such Participant to achieve any Business Goals shall be determined by the Committee.  If not Business Goals are established for the Participant, the portion of such Participant’s Performance Award related to Business Goals will be calculated based on Financial Goals.

(c)                                  Transfers.  A Participant who is transferred to another division will automatically participate in the new division’s Performance Award.  Such transferred Participants will participate in their old division Performance Award based on the percentage of the Fiscal Year worked in the old division, and will participate in their new division Performance Award based on the percentage of the Fiscal Year worked in the new division.  An employee who is transferred to a new division but was not a Participant while in his old division will be governed by the rules for new hires or promotions as set out in Section 4.7(b).

A Participant who is transferred from a division to a corporate-wide position will automatically participate in the corporate-wide Performance Award.  Such transferred Participants will participate in their old division Performance Award based on the percentage of the Fiscal Year worked in the old division, and will participate in the corporate-wide Performance Award based on the percentage of the Fiscal Year worked at the corporate-wide position.  An employee who is transferred to a corporate-wide position but was not a Participant while at his old division will be governed by the rules for new hires or promotions as set out in Section 4.7(b).

A Participant who is transferred from a corporate-wide position to a division presidency will automatically participate in the division Performance Award.  Such transferred Participants will participate in their old corporate-wide Performance Award based on the percentage of the Fiscal Year worked at the corporate-level, and will participate in the division Performance Award based on the percentage of the Fiscal Year worked at the division position.

4.8                                 No Interest on Performance Awards.  No interest shall be credited with respect to amounts payable under any Performance Awards.

4.9                                 Payment on Death of Participant.  Upon the death of a Participant before he has been paid his entire benefits under his Performance Award, his benefits under his Performance Award shall be paid to the Participant’s estate.

ARTICLE 5

ADMINISTRATION

5.1                                 General.  The Plan shall be administered by the Committee.  All questions of interpretation and application of the Plan and Performance Awards shall be subject to the determination of the Committee.  A majority of the members of the Committee shall constitute a quorum.  All determinations of the Committee shall be made by a majority of its members.  Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held.

5.2                                 Powers of Committee.

(a)                                  The Committee shall have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and will have all the powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:

(i)                                     to make rules and regulations for the administration of the Plan;

(ii)                                  to construe all terms, provisions, conditions and limitations of the Plan;

(iii)                               to correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;

(iv)                              to determine all controversies relating to the administration of the Plan, including but not limited to:

(1)                                  differences of opinion arising between the Company and a Participant; and

(2)                                  any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefit of all parties at interest; and

(3)                                  the terms and conditions, if any, not inconsistent with the terms of the Plan that are to be placed upon the Performance Award granted to a particular Participant.

(v)                                 to select Participants;

(vi)                              to determine the target bonus percentages for each Participant;

(vii)                           to calculate each Performance Award;

(viii)                        to define business goals; and

(ix)                                to determine if business goals have been achieved.

5.3                                 Committee Discretion.  The Committee in exercising any power or authority granted under the Plan or in making any determination under the Plan shall perform or refrain from performing those acts in its sole discretion and judgment.  Any decision made by the Committee or any refraining to act or any act taken by the Committee in good faith shall be final and binding on all parties.  The Committee’s decisions shall never be subject to de novo review, but instead shall only be overturned if found to be arbitrary or capricious by an arbitrator or a court of law.

5.4                                 Disqualification of Committee Member.   A member of the Committee shall not vote or act on any Plan matter with respect to which the member has a conflict of interest.

ARTICLE 6

AMENDMENT AND/OR TERMINATION

The Board or the Committee may amend or terminate the Plan at any time by a  written resolution.

ARTICLE 7

FUNDING

7.1                                 Payments Under This Agreement Are the Obligation of the Company.  When a benefit is due under the Plan, the benefit will be paid by the Company.

7.2                                 Participants Must Rely Only on General Credit of the Company.  The Plan is only a general corporate commitment and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations hereunder.  Under all circumstances the rights of Participants to any asset held by the Company will be no greater than the rights expressed in this agreement.  Nothing contained in this agreement will constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of general creditors of the Company; the Participants are only unsecured creditors of the Company with respect to their Plan benefits and the Plan constitutes a mere promise by the Company to make benefit payments in the future.  No specific assets of the Company have been or will be set aside, or will be pledged in any way for the performance of the Company’s obligations under the Plan which would remove such assets from being subject to the general creditors of the Company.

7.3                                 Unfunded Arrangement.  It is intended that the Plan shall be unfunded for tax purposes and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE 8

MISCELLANEOUS

8.1                                 No Employment Obligation.  The granting of any Performance Award shall not constitute an employment contract, express or implied, nor impose upon the Company any obligation to employ or continue to employ the Participant.  The right of the Company to terminate the employment of any person shall not be diminished or affected by reason of the fact that a Performance Award has been granted to him.

8.2                                 Tax Withholding.  The Company shall be entitled to deduct from amounts payable under a Performance Award or other compensation payable to each Participant any sums required by federal, state, or local tax law to be withheld with respect to payments under a Performance Award.

8.3                                 Indemnification of the Committee.  The Company shall indemnify each present and future member of the Committee and each officer of the Company (an “Indemnitee”) against, and each Indemnitee shall be entitled without further act on his part to indemnity from the Company for, all expenses (including attorney’s fees, the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his being or having been a member of the Committee or by reason of his having provided any information, opinions as to Participants’ performance, or assistance, in connection with the Plan, whether or not he continues to be a member of the Committee or an officer of the Company at the time of incurring the expenses—including, without limitation, matters as to which he shall be finally adjudged in any action, suit or proceeding to have been found to have been negligent in the performance of his duty as a member of the Committee or an officer of the Company. However, this indemnity shall not include any expenses incurred by any Indemnitee in respect of matters as to which he shall be finally adjudged in any action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as a member of the Committee or an officer of the Company.  In addition, no right of indemnification under the Plan shall be available to or enforceable by any Indemnitee unless, within 60 days after institution of any action, suit or proceeding, he shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense.  This right of indemnification shall inure to the benefit of the heirs, executors or administrators of each Indemnitee and shall be in addition to all other rights to which the Indemnitee may be entitled as a matter of law, contract, or otherwise.

8.4                                 Gender and Number.  If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

8.5                                 Headings.  Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms of the Plan.

8.6                                 Other Compensation Plans.  The adoption of the Plan shall not affect any other stock option, incentive or other compensation or benefit plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.

8.7                                 Employment Agreements.  If a Participant has entered into an employment agreement with the Company, to the extent the provisions of such employment agreement and this Plan are inconsistent, the provisions of such employment agreement shall govern.

8.8                                 Nonalienation of Benefits.  No benefit provided under the Plan shall be transferable by the Participant except pursuant to a State domestic relations order.  No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge.  Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under the Plan shall be void.  No right or benefit under the Plan shall, in any manner, be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to the right or benefit.  If any Participant becomes bankrupt or attempts to anticipate, alienate, assign, pledge, sell, encumber or charge any right or benefit under the Plan then the right or benefit shall, in the discretion of the Committee, cease.  In that event, the Company may hold or apply the right or benefit or any part of the right or benefit for the benefit of the Participant, his or her spouse, children or other dependents or any of them in the manner and in the proportion that the Committee shall deem proper, in its sole discretion, but is not required to do so.  The restrictions in this Section 8.8 shall not apply to State domestic relations orders.

8.9                                 Governing Law.  The validity, interpretation, construction and enforceability of the Plan shall be governed by the laws of the State of Texas.

IN WITNESS WHEREOF, the Company  has caused this document to be executed by its authorized officer on this 5th day of October, 2004, effective as of October 4, 2004, subject to the approval of a majority of the shareholders of the Company.

VERITAS DGC INC.

By
Title: Vice President of Human Resources